EXHIBIT 99.1

             LHC Group Expands into the State of Missouri

     Company Also Announces Formation of Partnership with Marshall Medical Centers to Provide Home Health Services in Guntersville,
                                Alabama

    LAFAYETTE, La.--(BUSINESS WIRE)--Jan. 2, 2008--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today that it has acquired 100% of the assets of Access Home Health Agency, Inc., effective January 1, 2008. The purchase of Access Home Health Agency, Inc., located in Springfield, Missouri, represents LHC Group's initial entry into the state of Missouri.

    The service area of this acquisition spans 20 counties in Southwest Missouri. The primary service area has an estimated total population of 857,000, with almost 15% over the age of 65. Total
Medicare revenue for 12 months for this agency is approximately $2.9 million.

    LHC Group also announced today that it has entered into a partnership agreement, effective January 1, 2008, with Marshall Medical Centers to provide home health services in Guntersville, Alabama, and the surrounding areas. Marshall Medical Centers consists of two hospitals; Marshall Medical Center North, a 90-bed hospital located in Guntersville, Alabama, and Marshall Medical Center South, a 150-bed hospital located in Boaz, Alabama.

    The service area of this acquisition spans eight counties in Northeast Alabama; two of which were not covered by LHC Group agencies. This brings LHC Group's total service area in Alabama to 41 counties. The primary service area has an estimated total population of 864,000, with almost 14% over the age of 65. Total Medicare revenue for 12 months for this agency is approximately $1.0 million.

    Keith G. Myers, chief executive officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with Marshall Medical Centers to provide quality home health services. We look forward to working with our new families in Guntersville and Boaz, Alabama. I would also like to welcome the employees of Access Home Health into the LHC Group family. This acquisition is our first venture into the state of Missouri as we expand our geographic footprint. As always, our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in these areas."

    About LHC Group, Inc.

    LHC Group is a premier provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: LHC Group, Inc.
             Eric Elliott, 337-233-1307
             Vice President of Investor Relations
             eric.elliott@lhcgroup.com